EXHIBIT 10.1

November 28, 2007

VIA EMAIL & FEDERAL EXPRESS

Mr. Christopher Anzalone

4955 Linnean Ave, NW

Washington, DC 20008

Dear Chris,

I am pleased to offer you full-time employment as the President and CEO of Arrowhead Research Corporation (“Arrowhead”) under the following terms:

1.	You will report to the Board of Directors of Arrowhead and will have such duties and responsibilities as are typically associated with being the President and CEO of a publicly traded company.

2.	Upon joining the Company, a recommendation will be made to the Board of Directors for you to become a member of the Board of Directors.

3.	Your gross base salary will be $7,692 per week (which equates to $400,000 per year). Arrowhead’s payroll is paid on a bi-weekly basis. It is expected that your start date will be on or before December 1, 2007 unless mutually agreed by both parties to a later date. The Company will withhold all applicable taxes and voluntary deductions in accordance with its normal procedures. You will be eligible for salary review based upon merit on an annual basis, commencing December 1, 2008. You will be eligible to receive bonuses, based on performance of the Company and individual performance objectives. All bonus objectives will be determined prior to the start of each fiscal year. Bonus objectives for the current fiscal year will be determined by January 1, 2008.

4.	A recommendation will be made to the Board of Directors for the grant of an option to purchase 2,000,000 shares of Arrowhead common stock. The recommended vesting will be as follows: 250,000 shares vesting on the six month anniversary of your date of hire and 41,667 vesting on the first of each month in 42 successive equal installments thereafter. The option strike price will be at the fair market value of the common stock of Arrowhead on the later of your date of grant or your date of hire. The option will be granted outside Arrowhead’s existing stock option plans.

5.	You will be eligible to participate in the various employee benefit plans and programs offered by Arrowhead (health, dental, life, and disability insurance and Arrowhead’s 401(k) Plan) in accordance with the provisions of those plans and programs. A benefit summary is attached. The Company will provide you with its normal short and long term disability programs and will pay premiums during your employment period to bring your total life insurance benefit to $2 million for the benefit of your assigned beneficiaries. The obligation to provide additional life insurance beyond Arrowhead’s standard plans will expire ten years from your date of hire.

6.	Your employment relationship is “at will”, subject to the satisfaction of management of Arrowhead, which means that either you or Arrowhead may terminate your employment at any time and for any reason or for no reason with or without notice. During the term of your employment with the Company, if your employment is terminated by the Board of Directors without cause, the Company will provide to you 12 months of base salary and benefits.

7.	In order to provide funds for the transition of you and your family to the Pasadena area, the Company will reimburse you for up to $100,000 in relocation expenses upon the presentation of receipts.

8.	This offer is contingent upon the satisfactory outcome of a background check.

9.	All other matters concerning your employment which are not specifically described in this offer letter shall be in accordance with Arrowhead’s standard practices and procedures.

Your offer is also contingent upon (1) signing the Arrowhead, At-Will, Confidential Information and Invention Assignment Agreement (modified for the Severance Agreement noted above), and (2) agreeing to abide by the Arrowhead Research Code of Corporate Conduct and Insider Trading Policy, (3) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 and (4) acceptance of the offer by November 30, 2007, and commencing your duties as President and CEO not later than December 1, 2007. The applicable documents are attached for your review. These documents must be accepted, signed and/or completed on your first day of work with Arrowhead.

Signing below will signify your acceptance of this offer of employment. This offer letter contains the entire agreement and understanding between you and Arrowhead and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of Arrowhead (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of Arrowhead.

After you begin your responsibilities as President and CEO, our counsel and Compensation Committee will work with you in good faith to draft and execute a mutually agreeable employment contract that will include the terms described in this letter.

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Arrowhead. We hope you accept our offer and look forward to your joining the Arrowhead team.

Sincerely,

/s/ R. Bruce Stewart

R. Bruce Stewart Chief Executive Officer

ACCEPTED:

/s/ Christopher Anzalone
Christopher Anzalone